Exhibit 99

USANA Director Denis E. Waitley Withdraws Nomination for Reelection to the Board
                                  of Directors

    SALT LAKE CITY--(BUSINESS WIRE)--March 30, 2007--USANA Health
Sciences Inc. (NASDAQ:USNA) issued the following statement today regarding allegations made concerning the academic credentials of board member, Dr. Denis Waitley:

    "Dr. Denis Waitley has decided not to stand for reelection to the USANA board of directors. Dr. Waitley recently informed USANA that an error appeared in his biography listed in the Company's proxy statement and that he did not in fact earn a masters degree in Organizational Development from the Naval Post Graduate School in Monterey, California. Dr. Waitley did confirm that he earned a Bachelor of Science degree from the United States Naval Academy in Annapolis, Maryland, and a Ph.D. in Human Behavior from La Jolla University. Dr. Waitley's board term will end on April 17, 2007, at which time he will retire as a director of the Company.

    "The board of directors has regretfully acknowledged Denis
Waitley's decision to retire from the board and acknowledges his contributions to USANA during his tenure as a director."

    Commenting on Dr. Waitley's decision, Dr. Myron Wentz, chairman of USANA's board of directors, said, "It is with regret that we accept Dr. Waitley's decision not to stand for reelection. We appreciate all that Denis has done to help build this great company. Denis's lifetime of accomplishments speak for themselves."

    About USANA

    USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    CONTACT: Edelman
             Joe Poulos, 312-240-2719 (Media)
             or
             USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com